Exhibit 10.15.1
April 8, 2008
Harald J. Braun
2727 South Ocean Boulevard
Highland Beach, FL 33487
Employment Agreement
Dear Harald:
     I am very excited about the prospect of having you join Harris Stratex Networks, Inc. (the “Company”). This letter agreement sets forth the terms of your employment with the Company, as well as our understanding with respect to any termination of that employment relationship. This Agreement will become effective on your first day of employment with the Company, which will be not later than April 15, 2008.
     1. Position and Duties. You will be employed by the Company as its President and Chief Executive Officer, reporting to the Company’s Board of Directors (“Board”). This position will be based at our corporate headquarters in Research Triangle Park (RTP). You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. Your primary responsibilities will be to assume the top leadership of the Company, direct the organization to ensure the attainment of revenue and profit goals, drive optimal return on invested capital and grow shareholder value, subject to the oversight and supervision of the Board. The Company will recommend that you be elected as a member of the Board at no additional compensation.
     2. Term of Employment. Your employment with the Company is for a five-year term, and may be terminated pursuant to the provisions of Paragraphs 5 and 6 below.
     3. Compensation. You will be compensated by the Company for your services as follows:
          (a) Salary: You will be paid a monthly base salary of $57,917 ($695,000 per year), less applicable withholding, in accordance with the Company’s normal payroll procedures. In conjunction with your annual performance review, which will occur at or about the start of each fiscal year (currently July 1st), your base salary will be reviewed by the Board, and may be subject to upward (but not downward) adjustment by the Board based upon various factors including, but not limited to, your performance and the Company’s profitability.
          (b) Annual Incentive Plan: Starting with FY2009, you will be eligible to participate in the Company’s Annual Incentive Plan, with a target annual bonus of 100% of your

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annual base salary, based on mutually-agreed performance targets. You will also be entitled to participate in the Company’s FY2008 Annual Incentive Plan on the same basis, prorated for the portion of FY2008 falling between your start date and the end of FY2008. The Annual Incentive Plan will be paid (if minimum targets are met) in the calendar year in which the relevant fiscal year ends, promptly after the completion of each fiscal year’s audit.
          (c) Long-Term Incentive Program: Starting with FY 2009, you will be eligible to participate in the Company’s Long-Term Incentive Program as defined by the Board. The GAAP value of your initial award, as determined by the Board in its reasonable discretion, will be $1,400,000. The expected structure is (i) 50% of such value will be represented by options with a 3-year vesting period (with a 1-year cliff partial vesting and monthly vesting thereafter) and (ii) 50% of such value will be represented by performance shares subject to vesting based on achievement of Company financial performance criteria for the three-year period ending at the end of FY 2011. The final structure is subject to determination by the Board.
          (d) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans, as well as under the Company’s business expense and travel reimbursement, educational assistance, holiday, and other benefit plans and policies. You will also be eligible to participate in the Company’s 401(k) plan, and to roll your vested balance in your current employer’s qualified 401(k) plan into the Company’s 401(k) plan in accordance with and subject to the respective plan provisions and applicable laws and regulations.
          (e) Vacation: Commencing on your start date, you will accrue paid vacation in accordance with the Company’s vacation policy at the rate of 5 weeks per year. However, the number of accrued vacation hours at any one time shall not exceed 400 hours.
     4. Foregone Compensation, Temporary Living Expenses.
          (a) In recognition of certain compensation from your former employer that you are relinquishing, the Company will furnish you the following additional one-time benefits (assuming continued employment on the due date):
               (i) A cash payment of $50,000 payable thirty (30) days after your start date. You agree to repay this amount to the Company if you resign from your employment with the Company (other than for Good Reason as defined below) prior to six (6) months after of your start date.
               (ii) An award of restricted common stock of the Company with a GAAP value, as determined by the Board of Directors in its reasonable discretion, of $100,000, subject to cliff vesting on the first anniversary of your start date, to be awarded within thirty (30) days after your start date.
          (b) The Company will reimburse you for the reasonable cost of moving your personal possessions from your current principal residence to a new principal residence in the

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RTP area, and for the reasonable closing costs incurred in connection with selling your current principal residence and purchasing a new principal residence in the RTP area, all in accordance with the Company’s expense reimbursement policies and procedures. Such reimbursement shall be made promptly after submission of required documentation, but in any event, no later than the last day of the year following the year in which the expense is incurred.
          (c) The Company will reimburse you for the following for the period starting on your start date and ending (unless otherwise agreed in writing by the Chairman of the Board) on the earlier of (x) your establishment of a new principal residence or (y) six (6) months after your start date:
               (i) the reasonable cost of temporary living accommodations in the RTP area; and
               (ii) the reasonable cost of up to two (2) trips per month by you or your spouse between the RTP area and Boca Raton, Florida, all in accordance with the Company’s expense reimbursement policies and procedures. Such reimbursement shall be made promptly after submission of required documentation, but in any event, no later than the last day of the year following the year in which the expense is incurred.
     5. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company (other than for Good Reason as defined below), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. (For purposes of this Agreement, unless otherwise expressly provided, no part of (i) the Annual Incentive Plan for the year in which your termination occurs, (ii) no part of the performance shares of the multi-year period in which your termination occurs and (iii) no part of unvested options or restricted shares will be deemed earned.) You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least 10 business days’ written notice of your resignation. The Company shall have the option, in its sole discretion, to make your resignation effective at any time prior to the end of such notice period, provided the Company pays you all amounts under Paragraph 3 you would have earned through the end of the notice period.
     6. Other Termination. Your employment may also be terminated under the circumstances set forth below.
          (a) Termination for Cause: The Company may terminate your employment at any time for cause (as described below). If your employment is terminated by the Company for cause, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. For purposes of this Agreement, a termination for “cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty or falsification of any employment or Company records; (ii) any willful failure by you to attend to your duties under this Agreement; or (iii) any material breach of this Agreement; provided, however, that for any alleged failure or breach under sub-sections (ii) or (iii) above, the Board first provides you written notice setting forth with reasonable specificity the reasons that

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the Board believes you have committed such alleged failure or breach, and provides you thirty (30) days to cure such alleged failure or breach; (iv) your conviction of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; or (v) any misconduct resulting in material harm to the Company’s business or its reputation.
          (b) Termination Without Cause or Upon Death or Disability: The Company may terminate your employment without cause at any time. If your employment is terminated by the Company without cause or by reason of death or any physical or mental incapacity which has prevented and/or will prevent you from performing your then-current duties under this Agreement for more than three consecutive months, and you (or your estate or personal representative, as applicable) sign a general release of known and unknown claims in a form satisfactory to the Company, which must be valid and enforceable no later than March 15 of the year following the year in which the termination occurs, and you fully comply with your obligations under Paragraphs 8, 9 and 11 below, you (or your estate or personal representative, as applicable) will receive the following severance benefits:
               (i) all compensation and benefits under Paragraph 3 above that is earned but unpaid through the date of termination, to be paid within fifteen (15) days of the effective date of your release;
               (ii) severance payments at your final base salary rate for a period of twenty-four (24) months following your termination; such payments will be subject to applicable withholding and made monthly commencing as of the effective date of your release;
               (iii) in recognition of certain compensation from your former employer that you are relinquishing, an additional severance payment of $450,000 to be paid within fifteen (15) days of the effective date of your release, if (and only if) such termination occurs within three (3) years after your start date;
               (iv) payment of the premiums necessary to continue your group health insurance under COBRA (or to purchase other comparable health insurance coverage on an individual basis if you are no longer eligible for COBRA coverage) until the earlier of (x) twenty-four (24) months following your termination date; or (y) the date you first became eligible to participate in another employer’s group health insurance plan; provided, however, that if you are 60 years of age or older on the date of your termination (other than upon death), and if you have been employed by the Company for more than three years as of the date of your termination (other than upon death), the Company will pay the premiums necessary to continue your Company group health insurance coverage under COBRA (or to provide you with comparable health insurance coverage) until you reach the age of 65 or until you are eligible to participate in another employer’s group health insurance plan, whichever comes first;
               (v) the prorated portion of any Annual Incentive Plan bonus that you would have earned, if any, during the Annual Incentive Plan period in which your employment terminates (the pro-ration shall be equal to the percentage of that bonus period that you are actually employed by the Company). Your Annual Incentive Plan bonus, on which the proration

Harald J. Braun

will be based, shall be computed in a manner consistent with the computation of bonuses for other senior level executives, and the prorated bonus will be payable at the time that such Annual Incentive Plan bonuses, if any, are paid to continuing Company employees;
               (vi) with respect to any stock options granted to you by the Company, the vesting of any options which would otherwise become exercisable within 365 days after the termination date (and, if the termination occurs prior to the second (2nd) anniversary of your start date, any additional vesting that would have occurred through such second (2nd) anniversary) shall be accelerated, but no other vesting shall occur; however, you will be entitled to purchase any vested shares of stock that are subject to your options (after giving effect to the acceleration set forth in this subsection) until the earlier of (x) 24 months following your termination date, or (y) the date on which the applicable option(s) expire(s);
               (vii) with respect to the restricted shares issued pursuant to Paragraph 4(a)(ii) above, the vesting thereof will be accelerated in full; and
               (viii) with respect to performance shares, if and to the extent the minimum performance criteria for any performance measurement period in which your termination occurs are satisfied, a pro rata portion of your performance shares for such period will vest upon the Board’s determination, which may be based on audited financial statements for such period, that the relevant performance criteria have been satisfied. The pro rata portion shall be (i) the proportion of the performance shares for such period, based on the achievement of the performance criteria for such period, times (ii) a fraction whose numerator is the number of days between the commencement of such period and the date of your termination and whose denominator is the total number of days in such period.
You will not be required to mitigate the severance payments and benefits described in Paragraphs 6(b)(ii) — (viii) above by seeking employment or otherwise, and there shall be no offset against amounts due you under Paragraphs 6(b)(ii) — (viii) on account of your subsequent employment (except as provided in Paragraph 6(b)(iv) above and in Paragraph 11(c) below). Except as expressly set forth in this Paragraph 6(b), your Company stock options, restricted shares and performance shares will continue to be subject to and governed by the Company’s 2007 Stock Equity Plan (the “Plan”) and the applicable stock option, restricted stock and performance share agreements between you and the Company. Nothing in this Paragraph 6(b) shall affect your rights under any applicable Company disability plan; provided, however, that your severance payments will be offset by any disability income payments received by you so that the total monthly severance and disability income payments during your severance period shall not exceed your then-current base salary.
          (c) Resignation for Good Reason: If you resign from your employment with the Company for Good Reason (as defined in this Paragraph 6(c)), and you sign a general release of known and unknown claims in a form satisfactory to the Company, which must be valid and enforceable no later than March 15 of the year following the year in which the termination occurs, and you fully comply with your obligations under Paragraphs 8, 9 and 11 below, you shall receive the severance benefits described in Paragraph 6(b) above. For purposes of this Paragraph 6(c), “Good Reason” means any of the following conditions, which condition(s)

Harald J. Braun

remain in effect 30 days after written notice from you to the Chairman of the Board of said condition(s):
               (i) any reduction in your then-current base salary or annual target bonus (expressed as a percentage of your then-current base salary), without your written consent; or
               (ii) a material reduction in your employee benefits taken as a whole without your written consent; or
               (iii) a material reduction in your duties without your written consent; or
               (iv) a material breach by the Company of any material provision of this Agreement; or
               (v) a requirement that you relocate your Company office to a location more than thirty-five (35) miles from your then-current Company office location without your written consent.
The foregoing condition(s) shall not constitute “Good Reason” if you do not provide the Chairman of the Board with the written notice described above within 45 days after you first become aware of the condition(s).
          (d) Termination Without Cause or Resignation for Good Reason in the Event of a Change of Control: If, within 6 months before or 18 months following any Change of Control (as defined below), your employment is terminated by the Company without cause, or if you resign from your employment with the Company for Good Reason, and you sign a general release of known and unknown claims in a form satisfactory to the Company, which must be valid and enforceable no later than March 15 of the year following the year in which the termination occurs, and you fully comply with your obligations under Paragraphs 8, 9 and 11 below, you shall receive the severance benefits described in Paragraph 6(b); provided, that the twenty-four (24) month time periods set forth in Paragraphs 6(b)(ii), (iv) and (vi) above shall each be increased by an additional twelve (12) months. The Company will also accelerate the vesting of all unvested stock options granted to you by the Company such that all of your Company stock options will be fully vested as of the date of such termination/resignation.
     7. Change of Control. For purposes of this Agreement, a “Change of Control” of the Company shall mean the occurrence of any of the following unless both (i) immediately prior to such occurrence Harris Corporation (“Harris”) owns more than 30% of the total combined voting power of the Company’s outstanding securities and (ii) immediately after such occurrence (and the exercise or lapse of any rights triggered by such occurrence) Harris owns a majority of such total combined voting power of the outstanding capital stock of the Company:
          (a) any merger, consolidation, share exchange or Acquisition, unless immediately following such merger, consolidation, share exchange or Acquisition at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such merger, consolidation or share

Harald J. Braun

exchange, or the entity which has acquired all or substantially all of the assets of the Company (in the case of an asset sale that satisfies the criteria of an Acquisition) (in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by Company securities that were outstanding immediately prior to such merger, consolidation, share exchange or Acquisition (or, if applicable, is represented by shares into which such Company securities were converted pursuant to such merger, consolidation, share exchange or Acquisition), or
          (b) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act), other than through a merger, consolidation, share exchange or Acquisition, of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities other than (i) Harris, provided that this exclusion of Harris shall no longer apply after such time, if any, as Harris beneficially owns less than 30% of such total voting power, (ii) an employee benefit plan of the Company or any of its Affiliates (other than Harris), (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates (other than Harris), or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or
          (c) over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals each of whom meet one of the following criteria: (i) have been a Board member continuously since January 26, 2007or the beginning of such 36 month period, (ii) have been appointed by Harris Corporation, or (iii) have been elected or nominated during such 36 month period by at least a majority of the Board members that (x) belong to the same class of director as such Board member and (y) satisfied the criteria of this subsection (c) when they were elected or nominated, or
          (d) a majority of the Board determines that a Change of Control has occurred.
For purposes of this Agreement, the terms “Acquisition” and “Affiliates” have the meaning set forth in the Plan.
     8. Confidential and Proprietary Information: As a condition of your employment, you agree to sign and abide by the Company’s standard form of Invention, Authorship, Proprietary and Confidential Information Agreement.

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     9. Termination Obligations.
          (a) You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment.
          (b) Upon your termination for any reason, and as a condition of your receipt of any severance benefits hereunder, you will promptly resign in writing from all offices and directorships then held with the Company or any affiliate of the Company.
          (c) Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company. The Company shall pay you for your time incurred to comply with this provision at a reasonable per diem or per hour rate.
     10. Limitation of Payments and Benefits.
          To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be either:
          (a) the full amount of the Payments, or
          (b) a reduced amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefit. In the event that any Excise Tax is imposed on the Payments, you will be fully responsible for the payment of any and all Excise Tax, and the Company will not be obligated to pay all or any portion of any Excise Tax.
     11. Other Activities.
          (a) In order to protect the Company’s valuable proprietary information, you agree that during your employment and for the period, if any, during which severance payments at your final base salary rate are payable under Paragraph 6(b), 6(c) or 7 above, you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee, for your own account or otherwise, provide to any person or entity in competition with the Company any labor, services, advice or assistance regarding the design, manufacture, distribution (directly or indirectly) or integration of any

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digital microwave products substantially similar to then-current Company products in form, fit, or function and used in terrestrial microwave point-to-point telecommunications networks anywhere in the world.
          (b) You agree that for a period of eighteen (18) months following the termination of your employment with the Company for any reason, you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee, for your own account or otherwise, solicit any individual who is, or within six (6) months prior to the time of solicitation was, an employee of the Company or any subsidiary of the Company to leave his or her employment with the Company or any subsidiary of the Company.
          (c) You acknowledge and agree that the restrictions contained in this Paragraph 11 are reasonable and necessary, as there is a significant risk that your provision of labor, services, advice or assistance to any of those competitors could result in the disclosure of the Company’s proprietary information. You further acknowledge and agree that the restrictions contained in this Paragraph 11 will not preclude you from engaging in any trade, business or profession that you are qualified to engage in. In the event of your breach of this Paragraph 11, the Company shall not be obligated to provide you with any further severance payments or benefits subsequent to such breach.
     12. Dispute Resolution. The parties agree that any dispute arising out of or relating to this Agreement, the parties’ employment relationship or the termination of that relationship for any reason, shall settled by arbitration before a single arbitrator in the area of the Company’s headquarters in accordance with the rules of the American Arbitration Association. The arbitrator’s decision will be final and binding on the Company and you. If the Company and you cannot agree on the arbitrator within thirty (30) days after either party’s request for arbitration, the arbitrator will be selected by, or in accordance with a procedure established by, the senior officer of the office of the American Arbitration Association nearest the Company’s headquarters. The Company and you will each bear the cost of its or your counsel in connection with any such dispute. The Company shall bear all filing fees and costs of the American Arbitration Association and the fees and expenses of the arbitrator. Notwithstanding this Paragraph 12, the Company may bring an action for injunctive relief in any court of competent jurisdiction.
     13. Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company has not made and is making no representation to you relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws.
     Notwithstanding anything to the contrary in this Agreement, any payments or benefits due hereunder upon a termination of employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to you upon a “separation from service” as defined for purposes of Section 409A. In addition, if you are a “specified employee”

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as determined pursuant to Section 409A as of the date of your separation from service, as so defined, and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is otherwise payable during the first six months following your separation from service shall be paid or provided to you in a lump sum on the earlier of (i) the first business day of the seventh calendar month immediately following the month in which your separation from service occurs and (ii) the date of the your death. To the extent required to satisfy the provisions of the foregoing sentence with respect to any benefit to be provided in-kind, the Company shall bill you, and you shall promptly pay, the value for tax purposes of any such benefit and the Company shall therefore promptly refund the amount so paid by you as soon as allowed by the foregoing sentence.
     For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     14. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
     15. Applicable Withholding. All salary, bonus, severance and other payments identified in this Agreement are subject to applicable withholding by the Company.
     16. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.
     17. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral. This Agreement sets forth our entire agreement regarding the Company’s obligation to provide you with severance benefits upon any termination of your employment, and you shall not be entitled to receive any other severance benefits from the Company pursuant to any Company severance plan, policy or practice.

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     18. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the state of North Carolina, without reference to principles of conflicts of laws.
     19. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Board.
     20. Citizenship. If you choose to apply for U.S. citizenship while employed by the Company under this Agreement, the Company will reimburse you for the reasonable fees and expenses of your counsel and other reasonable out-of-pocket expenses in connection with your and your spouse’s citizenship application, up to a maximum of $7,500, subject to the Company’s expense reimbursement policies and procedures. Such reimbursement shall be made promptly after submission of required documentation, but in any event, no later than the last day of the year following the year in which the expense is incurred.
     21. Legal Fees. The Company will reimburse you for the reasonable fees and expenses of your attorney in connection with the negotiation of this Agreement, up to a maximum of $15,000 unless otherwise agreed in writing by the Company’s Chairman of the Board, within thirty (30) days after your start date, subject to the Company’s expense reimbursement policies and procedures.
     22. Indemnification, Advancement, Insurance. You will be entitled to indemnification and advancement in accordance with the Company’s bylaws as currently in effect. The Company will provide reasonable directors’ and officers’ insurance coverage for its directors and officers, including you.
     Harald, we look forward to having you join us at Harris Stratex Networks, Inc. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely, Harris Stratex Networks, Inc.
By:	/s/ Charles Kissner
Name: Charles Kissner
Title: Chairman

     I agree to and accept employment with Harris Stratex Networks, Inc. on the terms and conditions set forth in this Agreement.

/s/ Harald J. Braun
Harald J. Braun